AMENDMENT OF LOAN AGREEMENT


	THIS AMENDMENT TO LOAN AGREEMENT is made and entered into this 18th day of April 1996, but effective as of January 1, 1995, by and between EMPLOYEES' RETIREMENT SYSTEM OF THE STATE OF HAWAII, a governmental agency of the State of Hawaii (the "Lender"), and AMFAC/JMB HAWAII, INC., a Hawaii corporation ("AJHI"), AMFAC PROPERTY INVESTMENT CORP., a Hawaii corporation ("APIC"), and PIONEER MILL COMPANY, LIMITED, a Hawaii corporation ("Pioneer Mill"), and, collectively with AJHI and APIC, the "Borrower").

RECITALS.

This Amendment of Loan Agreement is entered into with reference to the following:

A. Lender and Borrower entered into a Loan Agreement dated June 25, 1991 providing for a loan from Lender in the principal sum of SIXTY-SIX
MILLION AND 00/100 DOLLARS ($66,000,000.00) (the "Loan").

B. Borrower has requested that the Lender extend the maturity date of the Loan to June 30, 2001 and that certain terms of the loan be amended, and the Lender is willing to accede to Borrower's request as provided herein.

	NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreement contained herein, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:

	1.      Acknowledgments and Extension of Maturity Date.
Borrower acknowledges (1) that the total amount of principal due and owing under the Loan as of December 31, 1994 is $66,000,000.00, (2) that Borrower as of the date hereof has no defenses of offsets against collection by Lender, and (3) that all Loan Documents are still in full force and effect, without any default thereunder. The Maturity Date is hereby extended to June 30, 2001. Accordingly, the definition of "Maturity Date" in Section
1. of the Loan Agreement is hereby amended to read as follows:

		"Maturity Date" means June 30, 2001.

	2. Interest. Section 2.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

	2.2 Interest. Interest on the outstanding principal balance of the Loan from the date of advance of Loan proceeds until payment in full shall be payable as provided in section 2.3 of the Loan Agreement and in all events shall accrue as follows:

		(a) From the date of advance to and including June 30, 1992, at a rate per annum equal to the greater of (i) one
(1.00) percentage point higher than the Base Interest Rate in effect on the date of advance, or (ii) ten percent (10%) per annum.

	(b) From July 1, 1992 to and including June 30, 1993, at a rate per annum equal to the greater of (i) one (1.00) percentage point higher than the Base Interest Rate in effect on July 1, 1992, or (ii) ten percent (10%) per annum.

		(c) From July 1, 1993 to and including June 30, 1994, at a rate per annum equal to the greater of (i) one (1.00) percentage point higher than the Base Interest Rate in effect on July 1, 1993, or (ii) nine percent (9%) per annum.

		(d) From July 1, 1994 to and including December 31, 1994, at a rate per annum equal to the greater of (i) one
(1.00) percentage point higher than the Base Interest Rate in effect on July 1, 1994, or (ii) nine percent (9%) per annum.
		(e) From January 1, 1995, to and including June 30, 1996, at a rate per annum equal to the greater of (i) one
(1.00) percentage point higher than the Base Interest Rate in effect on January 1, 1995, or (ii) nine percent (9%) per annum.

		(f) From July 1, 1996 to the Maturity Date, at a rate equal to 2.25% (225 basis points) above the interest rate in effect on July 1, 1996 on five-year notes issued by the United
States Department of the Treasury with a maturity closest to June 30, 2001 as published in The Wall Street Journal.

	Interest shall be computed on the basis of the actual number of days elapsed between payments and on the basis of a 365 day year (or a 366 day year as the actual case may be).

	3. Payments. The Borrower shall be obligated to make Minimum Payments (as hereinafter defined) pursuant to Sections 2.3 and 8.6 of the Loan Agreement as amended hereby and to pay the Deferred Amount
(as hereinafter defined) together with interest thereon pursuant to Sections 2.3 and 8.6 of the Loan Agreement as amended hereby and pursuant to Section 4 of this Amendment of Loan Agreement. Section
2.3 of the Loan Agreement is hereby amended in its entirety to read as follows:

		2.3     Payments.

			(a)     Annual Interest Payment.  On July 1,  1992, the
Borrower shall pay              all accrued interest on the entire principal
amount of the Loan outstanding.

			(b)     Quarterly Interest Payments.

		(1) For the period from the date of advance to and including December 31, 1994, the Borrower shall pay interest only on the entire principal amount of the Loan outstanding, quarterly in arrears, commencing on October
1, 1992, and continuing on the first day of each of the months of January, April, July and October thereafter.

		(2) For the period from January 1, 1995 to the Maturity Date, the Borrower shall make minimum quarterly payments on account of interest (the "Minimum Payments") computed at the following rates (the "Minimum Pay
Rates"):

		(A)     For the period from January 1, 1995 to
and including June 30, 1996, the Minimum Pay Rate shall be seven percent (7%) per annum.

		(B)     For the period from July 1, 1996 to and
including June 30, 1997, the Minimum Pay Rate shall be seven and 50/100 percent (7.50%) per annum.

		(C)     For the period from July 1, 1997 to and
including June 30, 1998, the Minimum Pay Rate shall be seven and 75/100 percent (7.75%) per annum.

		(D)     For the period from July 1, 1998 to the
Maturity Date, the Minimum Pay Rate shall be eight and 50/100 percent (8.50%) per annum.

			(3) The amount by which interest accrued on the Loan exceeds the Minimum Payments and any other payments made by the Borrower on account of interest shall hereinafter be referred to as the "Deferred
Amount." The Deferred Amount shall accrue interest at the applicable interest rates set forth in Section 2.2 above until paid.

		(4) The Deferred Amount, together with interest accrued thereon, shall be payable from Net Income
Available for Debt Service from the Golf Courses. For purposes of the foregoing, "Net Income Available for Debt
Service" means, for each fiscal year of the Borrower, the amount derived by subtracting from the fees, revenues, rents and other income of the Golf Courses (excluding
"Net Disposition Proceeds" as defined below), interest payments made to the Lender and operating expenses incurred by Borrower related to the use, ownership and operation of the Golf Courses (computed on an accrual basis) including, without limitation, salaries and other payroll costs for all necessary personnel, utility charges, maintenance and administrative costs, all taxes applicable to the use, ownership and operation of the Golf Courses, real property taxes, license fees, insurance premiums, costs of compliance with the Loan
Documents, reasonable amounts for working capital reserves as established in an annual Budget provided to Lender, independent outside counsel fees, independent outside certified public accountant fees, other independent professional fees, all capital expenditures and reserves therefor necessary or desirable in the use or operation of the Golf Courses and all other costs necessary and related to the use, ownership and operation of the Golf Courses and other sums in amounts approved in the Budget, and excluding any non-cash charges for items such as depreciation and amortization of property, payments to Lender for late payments or other penalties, all federal, state or local income taxes, any allocation for general overhead costs and any separate fees for management (i.e., any percentage management fees or a separate fee for management whether based on a percentage of costs or a fixed fee). "Management fees" as used herein are not intended to include salary and other compensation of employees, including managerial employees actually managing the Golf Courses. Net Income Available for Debt Service from the Golf Courses shall be paid to the Lender and applied towards payment of the Deferred
Amount within one hundred twenty (120) days of the end of each fiscal year of the Borrower, until such Deferred
Amount, together with interest accrued thereon, is paid in full.

	Borrower covenants and agrees to and with the Lender that it will manage the Golf Courses and the Real Property at cost until the earlier of the: (i) Maturity Date or (ii) the date of the conveyance of the Golf Courses to the Lender.

	4. Net Disposition Process and Appreciation. As an inducement to the execution of this Amendment of Loan Agreement by Lender, Borrower covenants and agrees that, upon maturity of the Loan or earlier sale or refinancing of the Real Property, Net Disposition Process (as hereinafter defined) shall be applied in the following order:

		(a) First, towards the payment of any and all expenses owing to the Lender under the Loan Documents, next towards the payment of unpaid accrued interest (including any interest on Deferred Amount and including Deferred Amount), next towards the payment of the unpaid balance due on the Loan.

		(b) Second, towards the payment to Lender of the following amounts, expressed as a percentage of the Net Disposition Proceeds remaining after payment of (a) above:

			(1) If the receipt (constructive or otherwise) of the Net Disposition Proceeds occurs during the period from January 1, 1995 up to and including June 30, 1997, thirty percent (30%) of the Net Disposition Proceeds.

			(2) If the receipts (constructive or otherwise) of the Net Disposition Proceeds occurs during the period from July 1, 1997 up to and including June 30, 1999, forty percent (40%) of the Net Disposition Proceeds.

			(3) If the receipt (constructive or otherwise) of the Net Disposition Proceeds occurs during the period from July 1, 1999 up to and including the Maturity Date, fifty percent (50%) of the Net Disposition Proceeds.

		(c) Third, any remaining Net Disposition Proceeds shall be paid to the Borrower.

		"Net Disposition Proceeds" means the "Net Condemnation Proceeds", the "Net Financing Proceeds", the "Net Insurance Proceeds" or the "Net Sales Proceeds", or any amount thereof or all thereof, received by or made available to the Borrower. "Net Condemnation Proceeds" means any award as compensation for the taking of the Golf Courses and/or the Real Property or any part thereof, less the reasonable costs and expenses incurred in connection therewith. "Net Financing Proceeds" means the proceeds of any financing of the Real Property or refinancing of any indebtedness affecting or related to the Real Property, less the actual reasonable costs and expenses thereof. "Net Insurance Proceeds" means the proceeds of insurance with respect to damage or destruction to the Golf Courses or any personal property (including title insurance proceeds), less the reasonable costs and expenses incurred in connection therewith and any amounts applied or held to be applied for the restoration or replacement of the same pursuant to the Loan Documents. "Net Sales Proceeds" means the proceeds of any sale of all or part of the Golf Courses or the Real Property, subject to Lender's consent rights as provided in the Loan Documents, less the reasonable costs and expenses thereof.

	Reasonable costs and expenses thereof in the event of refinancing or sale shall include, without limitation, reasonable brokerage commissions, refinance charges (including underwriting prevalent at the time), escrow charges, recording fees, conveyance tax, title insurance premiums, appraisal fees, survey fees, and other expenses normally and customarily incurred in the sale or refinancing of similar properties in the State of Hawaii.

	Anything herein to the contrary notwithstanding, without the prior consent of Lender, Borrower may consummate an arms length sale of the Real Property to a bonafide third party that has no affiliation with the Borrower or any of the constituent partners of Borrower or any affiliate of the Borrower, following the sale, will have any residual interest of any nature in the Real Property or in the Golf Courses, and provided that the sale will result in full payment to Lender of all amounts described in subsection 4. (a) above.

	The parties intend for the Lender to share in the appreciated value of the Real Property, in the percentage shares, as set forth above. When the Loan is to be repaid, the Borrower will provide the Lender with reasonable notice of the proposed repayment, whether through sale, refinancing or otherwise. Upon receipt of such notice, if the Loan is to be repaid from proceeds other than Net Condemnation Proceeds, Net Insurance Proceeds or Net Sales Proceeds, then the Lender shall have the option to have the fair market value of the Real Property be determined by an appraisal process as follows:

	Within five (5) working days of receipts of such notice, the Lender shall provide the Borrower with written notice that the Lender has decided to trigger the appraisal process. Within five (5) working days of receipt of said notice, the parties will meet to select a single qualified appraiser, as defined below, who upon selection will determine the fair market value of the Real Property. If within three (3) working days of the meeting, the parties are unable to agree on a single appraiser, then the single appraiser will be selected by two (2) appraisers, one to be designated by each party. If either party fails to designate an appraiser within seven (7) days of the date of the meeting, or if the two appraisers are unable to agree on the third within a reasonable period of time, then either party may request that the First Circuit Court of the State of Hawaii designate the appraiser in question. The term "qualified appraiser" shall mean an appraiser who shall be a holder of a current M.A.I. designation and shall have not less than ten (10) years effective experience in the field of commercial real estate appraising in the state of Hawaii.

	The fair market value of the Real Property will be determined by such single selected appraiser who will appraise the value of the Real Property and will no conduct evidentiary hearings. The parties shall be entitled to consult with their designated appraiser prior to his or her appointment and subsequently, but may not consult with the third appraiser at any time after he or she is selected. The fact that any of the appraisers shall have acted for any of the parties at any time shall not be grounds for disqualification.

	The third appraiser shall make this determination and notify the parties within forty (40) days of appointment. The decision of the third appraiser shall be binding on the parties. The entire cost of the appraisal shall be borne by the Borrower.

	The Borrower shall be entitled to proceed with the Borrower's refinancing or other repayment of the Loan (with or without refinancing) and in all events the Borrower will be required to make the payment to Lender as required under Section 4. (a) above and the payment of the Lender's share of Net Disposition Proceeds as provided in Section 4. (b) above. Following the determination of the fair market value of the Real Property, the Borrower shall also be required to pay to Lender the percentage share (in the applicable percentage provided above) of the amount, if any, by which such fair market value as determined exceeds the total amount of payments made to Lender under Sections 4. (a) and 4. (b) above (the "Appreciation Premium"). Anything herein to the contrary notwithstanding, the Lender shall have no right to trigger the appraisal process described above, and no right to any Appreciation Premium, if the Loan is being paid as a result of a total condemnation of the Property or as a result of any arms length sale of the Real Property to a third party.

	5. Conveyance of Property to Lender. The Borrower shall have the right, at any time, and the Lender shall have the right at any time after the Maturity Date, if the Loan has not been paid, to cause the Real
Property to be conveyed to the Lender in either a deed in lieu transaction or through an uncontested foreclosure proceeding, in full satisfaction of that portion of the Loan other than the Recourse Portion of the Loan (as hereinafter defined). If at any time, the Borrower proposes to convey the Real Property to the Lender or the Lender requests such conveyance or an uncontested foreclosure, the Borrower, at its cost and expense, shall cause a Phase I Environmental Report of the Real Property to be completed and submitted to the Lender. In all events, the Lender shall not be required to accept the Real Property unless either the Phase I Environmental Report is reasonably acceptable to Lender or recommends a Phase II Report which is conducted at Borrower's expense and such Phase II Report is reasonably acceptable to Lender or if any contamination is reported, the same is removed or remediated to Lender's satisfaction. In all events, the Borrower will perform its obligations under the Hazardous Materials
Indemnity Agreement. In addition, the Borrower, at Borrower's sole cost and expense, will provide the Lender with an ALTA Owner's Policy of Title Insurance, insuring Lender's fee simple title to the Real Property, free and clear of any mortgage liens, other than the lien of the Lender's mortgage and subject only to those matters described or permitted in the Lender's mortgage or in the Loan Documents. The Borrower will convey the Real Property to the Lender by limited warranty deed, warranting only that the Borrower has good title, has right to convey and that Borrower has not conveyed title or mortgaged or, except as described or permitted in the mortgage or in the Loan Documents, granted any interest to any person other than the Lender. The following will be prorated as of 12:00 midnight on the date of the Deed is recorded: rents and other revenues from the Real Property . The following will not be prorated:

	(a) Amounts paid or payable to vendors under any service contracts to be assigned to Lender which Lender chooses to accept, real property taxes, utility charges, tenant deposits, reserve accounts, prepaid premiums, reserves, etc. Reserve accounts, insurance policies, tenant deposits and reserves will be transferred to Lender.

(b) All employee wages, bonuses, social security and other payroll taxes, workers' compensation insurance premiums and fringe benefits, if any, including without limitation accrued benefits, such as vacation, sick leave and severance pay will be paid by the Borrower and the Lender will have no obligation to employ any employee of the Borrower or the Property. The Borrower will indemnify and hold the Lender harmless from and against any claims, losses, damages, costs, including defense costs, incurred by Lender as a result of the Borrower's failure to perform its obligations with respect to such employee matters, and this indemnity obligation shall be part of the Borrower's obligation under Section 7.6.

	Borrower will be responsible for and will pay all obligations to third parties accrued prior to the conveyance of the Real Property and the Lender will pay all obligations of the Real Property accruing from and after the date of Conveyance. The Borrower's obligation to make Minimum Payments and payments of Deferred Amounts for any period after the Termination Date as hereinafter defined shall terminate on the Termination Date. The Borrower's obligations to pay such payments for all periods prior to the Termination Date (which obligations are set forth in Section
2.3 and 8.6 hereof) shall continue unimpaired and unaffected by the conveyance of the Real Property. The "Termination Date" shall mean the date that the Borrower shall tender to the Lender the executed Deed in recordable form (notwithstanding the Lender's election to require an environmental assessment as provided above) and notwithstanding the Lender's election to process an uncontested foreclosure action; provided, however, that Borrower cooperates in consummating such foreclosure proceedings.

	The conveyance of the Real Property by the Borrower to the Lender by deed in lieu of foreclosure, or by judicial foreclosure will not discharge or in any manner impair the obligations of the Borrower with respect to the Recourse Portion of the Loan, as hereinafter defined.

	If at any time the Borrower conveys title to the Lender, the Borrower will also assign to the Lender all rights, title and interest in all assets related to the ownership and operation of the Golf Courses and the Real Property, whether tangible or intangible, whether contract rights or otherwise, including trade names used exclusively by the Real Property (excluding any of the same also used for other property of the Borrower), intellectual property used exclusively by the Real Property (excluding any of the same also used for other property of the Borrower), any tort or other claims accruing to the benefit of the Borrower and any and all other assets required or beneficial in the ownership and operation of the Golf Courses and the Real Property. The Lender shall assume contracts and obligations to which the Lender has consented or which are otherwise permitted under the Loan Agreement and shall have the right to assume any other contracts or other obligations in connection with such assignments.

	6. Non-recourse. Section 8.6 of the Loan Agreement is hereby amended in its entirety as follows:

	8.6 Non-recourse. Except as otherwise expressly provided in Sections 8.6(a) through (d) (hereinafter called the "Recourse Portion" of the Loan) Borrower shall not be personally liable for the payment of the Loan or for any deficiency judgment and the Lender's sole recourse shall be to look solely to the Mortgaged Property for the payment of any sums or the performance by the Borrower of any other obligations described in the Loan Documents (as the same may be amended).

However:

	(a) The foregoing limitation (1) shall not prohibit the Lender from pursuing any tort action for recovery of losses or damages suffered by Lender and arising out of the conversion, waste, fraud, misappropriation or other tortious or intentional act or omission of any person, including AJHI, APIC and Pioneer Mill, (2) shall not limit the Borrower's obligations and liabilities under and pursuant to Section 7.6 hereof and (3) shall not limit the Borrower's obligations and liabilities pursuant to the Hazardous Materials
Indemnity Agreement;

(b) the Borrower shall be personally liable for the payment of the Minimum Payments required to be made hereunder prior to the Termination Date and the Appreciation Premium if any pursuant to
Section 4 hereof;

	(c) the Borrower shall be personally liable for that amount, if any, which is equal to the sum of all revenues derived by the
Borrower from the operation of the Golf Courses during the period commencing on the date six (6) months prior to the occurrence of a default in payment of any Minimum Payments, or a default in the payment of Deferred Amounts or interest thereon as required hereby, and ending on the Termination Date to the extent that such revenues are not applied by the Borrower as provided in the Loan Documents as amended pursuant to the provisions hereof. Borrower's personal
liability with respect to the application and payment of        such
revenues shall continue not withstanding any termination of Borrower's obligations to continue to make Minimum Payments;

	(d) the Borrower shall be personally liable for all costs, expenses and liabilities described in Section 7.6. of the Loan Agreement.

	Nothing herein contained will impair the right of the Lender to accelerate the maturity of the Loan on the occurrence of a default; relieve the Borrower of the Borrower's obligation to perform the agreements set forth in the Loan Documents or any other instrument now or hereafter evidencing or securing payment of the indebtedness hereby secured (subject to the limitations on personal liability for payment of the indebtedness evidenced by the Note as provided herein); impair any lien or security interest now or hereafter held by the Lender; or limit or restrict the Lender's exercise of any right or remedy with respect to the Golf Courses and the Real Property.

	All other Loan Documents shall be deemed to be amended to be consistent with the provisions hereof. The foregoing notwithstanding, no Affiliate, officer, director, shareholder, principal, trustee or advisor of the Borrower shall have any personal liability under this Amendment or under the Loan Documents.

	7. Ratification of Loan Agreement. Sections 4 and 5 of this Amendment are hereby added to the Loan Agreement. Except as modified hereunder, the Loan Agreement is hereby ratified, confirmed and approved and shall remain in full force and effect.

	8. Counterparts. This Amendment may contain more than one (1) counterpart of the signature page and this Amendment may be executed by the affixing of the signatures of each of the parties to one (1) such counterpart signatures pages; and all of such counterpart signature pages shall be read as though one (1), and they shall have the same force and effect as though all of the signers had signed a single signature page.

		IN WITNESS WHEREOF, the undersigned have executed this Amendment of Loan Agreement effective as of January 1, 1995.

Borrower:                         AMFAC/JMB HAWAII, INC., a Hawaii corporation



				  By________________________
				    Its President



				  AMFAC PROPERTY INVESTMENT CORP.,
				  a Hawaii corporation


				  By_____________________________
				  Its Senior Vice President


				  PIONEER MILL COMPANY, LIMITED,
				  a Hawaii corporation



				  By______________________________
				  Its Assistant Secretary



Lender: EMPLOYEES' RETIREMENT SYSTEM OF THE STATE OF HAWAII, a governmental agency of the State of Hawaii


				  By____________________________
				   Its


				  By____________________________
				  Its



				  AMFAC PROPERTY INVESTMENT CORP.,
				  a Hawaii corporation


				  By___________________________
				  Its


				  PIONEER MILL COMPANY, LIMITED, a
				  Hawaii corporation


				  By___________________________
				  Its


Lender: EMPLOYEES' RETIREMENT SYSTEM OF THE STATE OF HAWAII, a governmental agency of the State of Hawaii


				  By____________________________
				  Its Secretary


				  By____________________________
				  Its Trustee









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